Exhibit 99.1
News
For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports First Quarter Sales Up 10.2%;
Diluted Earnings Per Share of $0.45 Exceed Plan

            ST. LOUIS, MISSOURI, May 19, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) reported a 10.2 percent increase in consolidated net sales to $491,832,000 for the first quarter of fiscal 2004, ended May 1, versus $446,444,000 in the year-ago period.

            Net earnings were $8,567,000 for the quarter, or $0.45 per diluted share, versus net earnings of $9,003,000, or $0.49 per diluted share, in the first quarter of 2003. First quarter results for 2004 include $0.11 per diluted share cost for the assimilation and transition of the Bass footwear license, which Brown Shoe acquired on February 2, 2004.

            "Our first quarter results were driven by a strong performance at Famous Footwear, which delivered same-store sales that were ahead-of-plan with an improvement in gross margins," said Brown Shoe Chairman and CEO Ron Fromm. "We also benefited from better-than-expected results in our wholesale segment, as some wholesale shipments that were previously expected to ship during second quarter occurred in the first quarter. Additionally, we are pleased with the integration of the Bass wholesale footwear team, and continue to believe the brand offers great potential.

            "Overall, we've had a strong start to the year, and look for the momentum we've created at Famous Footwear to be sustained for fiscal 2004. We will continue our program of aggressively investing in our business - in systems, incremental marketing and updated store formats -- in order to grow and build consumer preference for our retail concepts and our wholesale brands," Fromm said.

            At quarter-end, Company inventory levels were clean and current at $367 million versus $369 million at quarter-end last year. Increased wholesale inventories as a result of Bass product were more than offset by inventory decreases at Famous Footwear, where inventories were down approximately 6 percent at quarter-end on a square foot basis. Total debt at the end of the quarter was $143 million versus $148 million last year.

Retail Divisions

            As previously reported, sales at Famous Footwear, the company's 897-store family footwear chain, were up 4.2 percent to $272,124,000 for the quarter, from $261,115,000 for the same 13-week period last year. Same-store sales for the quarter increased 2.6 percent. Operating earnings increased 17.0 percent to $12,384,000 versus $10,582,000 for the year-ago period, as the chain increased sales at better margin rates during the quarter. The chain opened 12 stores in the quarter and closed 8 stores.

            Naturalizer Retail, the company's 379-store chain selling the Naturalizer brand of women's shoes in both the U.S. and Canada, posted sales of $45,331,000, compared to $42,834,000 for the same period last year. Naturalizer Retail's 206 U.S.-based stores had a same-store sales increase of 4.1 percent for the quarter. The 173 Canadian stores had a same-store sales decrease of 1.0 percent for the quarter. Naturalizer opened 9 stores during the quarter and closed 8 stores.

            Naturalizer Retail's operating loss was $2,220,000 versus a loss of $1,356,000 last year. The greater loss was due primarily to the same-store-sales decline in the Canadian stores and slightly lower margins during the quarter, as the Canadian chain transitions from domestically produced footwear to imported product, sourced through Brown Shoe's worldwide sourcing network.

Wholesale Divisions

            Wholesale sales for the quarter were up 21.7 percent to $171,545,000 versus $140,985,000 last year, as the new Bass license added approximately $15 million to sales, and some sandal shipments to key accounts shifted to the first quarter from the second quarter. Brown Shoe's wholesale businesses include the Naturalizer, LifeStride, Bass, Carlos by Carlos Santana, and Dr. Scholl's brands, private label footwear, and the Company's Buster Brown & Co. kids' business.

            Wholesale operating earnings were down slightly from last year at $12,805,000 versus $13,012,000 for the prior year quarter. Wholesale results included $3.3 million in expenses to transition the Bass line to Brown Shoe's St. Louis headquarters and distribution centers.

            Wholesale sales of the company's flagship Naturalizer brand were slightly lower than last year. Brown Shoe's LifeStride brand of women's footwear had a wholesale sales gain of 14 percent. The Company's Dr. Scholl's-licensed footwear business, and the private label footwear it sells to mass merchants, also posted strong increases over last year, while the Children's business was down about 9 percent, partially due to a contraction in the marketplace.

            At the end of the quarter, unshipped wholesale orders were up 14 percent over the same time last year, including the effect of the new Bass business.

Outlook for the Second Quarter and Full Year

           For the second quarter, Brown Shoe estimates diluted earnings per share will be in the range of $0.60 to $0.65, versus $0.62 for the second quarter of last year. This estimate includes transition costs for the Bass footwear license of approximately $0.04 per share in the second quarter and reflects a more difficult wholesale children's business than anticipated.

            The Company currently estimates fiscal 2004 diluted earnings per share in the range of $3.20 - $3.25, as compared to its previous guidance of $3.15 and last year's diluted earnings per share of $2.52. Fiscal 2004 net sales are currently estimated at $2.0 billion, versus fiscal 2003 net sales of $1.8 billion. This guidance is predicated on a store-for-store sales increases of 1 percent to 2 percent for Famous Footwear over the full year.

First Quarter Conference Call

           Brown Shoe will hold a conference call to discuss first quarter results today at 9:00 a.m. Eastern Daylight Time (Wednesday, May 19). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.fulldisclosure.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Outlook for the Second Quarter and Full Year." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes and AstroBoy character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	May 1, 2004	May 3, 2003
ASSETS

Cash and Cash Investments	$66,422	$40,025
Receivables, Net	88,072	64,753
Inventories, Net	366,902	369,237
Other Current Assets	19,275	24,450

Total Current Assets	540,671	498,465

Property, Plant and Equipment - Net	85,813	85,372
Other Assets	104,073	102,654

	$730,557	$686,491

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$43,000	$24,500
Trade Accounts Payable	100,902	108,974
Accrued Expenses	90,489	82,484
Income Taxes	5,189	8,450
Current Maturities of Long-Term Debt	-	20,000

Total Current Liabilities	239,580	244,408

Long-Term Debt and Capitalized Leases	100,000	103,493
Other Liabilities	27,756	31,109
Shareholders' Equity	363,221	307,481

	$730,557	$686,491

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended

	May 1, 2004	May 3, 2003

Net Sales	$491,832	$446,444
Cost of Goods Sold	292,468	261,317

Gross Profit	199,364	185,127
- % of Sales	40.5%	41.5%

Selling & Administrative Expenses	184,447	169,790
- % of Sales	37.5%	38.0%

Operating Earnings	14,917	15,337

Interest Expense, Net	2,353	2,810

Earnings Before Income Taxes	12,564	12,527

Income Tax Provision	3,997	3,524

NET EARNINGS	$8,567	$9,003

Basic Net Earnings per Common Share	$.48	$.51

Diluted Net Earnings per Common Share	$.45	$.49

Basic Number of Shares	17,841	17,510

Diluted Number of Shares	18,919	18,393

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Thirteen Weeks Ended

	May 1, 2004	May 3, 2003

OPERATING ACTIVITIES:
Net earnings	$8,567	$9,003
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	5,771	6,125
Share based compensation expense	1,405	1,039
Loss on disposal or impairment of facilities and equipment	724	698
Provision (recoveries) for losses on accounts receivable	(167)	161
Changes in operating assets and liabilities:
Receivables	(5,975)	17,572
Inventories	9,308	23,347
Prepaid expenses and other current assets	(3,387)	(3,472)
Trade payables and accrued expenses	(21,993)	(39,400)
Income taxes	2,229	3,098
Other, net	(1,121)	1,565

Net cash provided (used) by operating activities	(4,639)	19,736

INVESTING ACTIVITIES:
Capital expenditures	(7,049)	(6,856)
Other	115	125

Net cash used by investing activities	(6,934)	(6,731)

FINANCING ACTIVITIES:
Increase (decrease) in short-term notes payable	23,500	(4,500)
Proceeds from stock options exercised	649	1,174
Dividends paid	(1,811)	(1,775)

Net cash provided (used) by financing activities	22,338	(5,101)

Increase in cash and cash equivalents	10,765	7,904

Cash and cash equivalents at beginning of period	55,657	32,121

Cash and cash equivalents at end of period	$66,422	$40,025

Note: Certain prior period amounts have been reclassified in the Condensed Consolidated Statements of Earnings, Balance Sheets and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.